EXHIBIT 99.1

Capstone Therapeutics Will Provide an Operating Update and Announces Second Quarter 2014 Financial Results

TEMPE, Ariz., Aug. 14, 2014 (GLOBE NEWSWIRE) -- Capstone Therapeutics (OTCQB:CAPS); (the "Company"), today will hold a conference call and webcast to provide an operating update and announced financial results for the second quarter 2014.

Conference Call Information

Management will hold a conference call and webcast today, Thursday, August 14, 2014 at 4:30 pm EDT. The call may be accessed at 877-303-2908 (U.S.), 408-427-3860 (outside U.S.); accompanying slides may be viewed by logging onto the Investors section of the Company's website, www.capstonethx.com. A replay will be available beginning August 14, 2014 at 7:30 pm EDT until midnight August 17, 2014 and may be accessed at 855-859-2056 (U.S.) or 404-537-3406 (outside U.S.) with conference ID 81563431.

Operating Results

We incurred a net loss in the second quarter of 2014 of $1.4 million compared to a net loss of $1.0 million in the second quarter of 2013. Net loss fluctuates primarily from the inclusion of the operating expenses of LipimetiX Development, LLC, which totaled (net of intercompany transactions) $987,000 for the three months ended June 30, 2014, and $584,000 for the three months ended June 30, 2013.

We incurred a net loss in the six months ended June 30, 2014 of $2.4 million compared to a net loss of $2.0 million for the same period in 2013. Net Loss includes the operating expenses of LipimetiX Development, LLC ("JV"), which totaled (net of intercompany transactions) $1,408,000 for the six months ended June 30, 2014, and $1,415,000 for the six months ended June 30, 2013. The JV is currently conducting Phase 1a and Phase 1b/2a clinical trials in Australia with AEM-28 and expects to report the results of the Phase 1a clinical trial in September 2014 and the Phase 1b/2a clinical trial in December 2014, enrollment permitting, as further described in this press release and conference call presentation. The Net Loss in 2014 increased primarily due to less other income in 2014 and the allocation of 100% of the joint venture losses to the Company in 2014.

On August 3, 2012, we entered into a joint venture, LipimetiX Development, LLC to develop Apo E mimetic peptide molecule AEM-28 and its analogs and we contributed $6.0 million to the Joint Venture. The Joint Venture has used $5.2 million of its cash through June 30, 2014. At June 30, 2014, we had cash and cash equivalents of $4.2 million, of which $0.8 million is held in, and reserved for use by, LipimetiX Development, LLC and unavailable for general use by the Company.

If we continue our plan to limit internal operations in a virtual operating model in 2014, we currently estimate that we will expend in the range of $4.0 million in 2014, which includes approximately $2.5 million by LipimetiX Development LLC, of which the joint venture had $2.0 million at December 31, 2013, with the remaining $0.5 million to be either allocated from general Company funds or obtained from other sources, and excludes litigation costs related to the qui tam action, which cannot be estimated at this time and could be significant. Currently our planned operations in 2014 consist of continuing monitoring and participating in the management of LipimetiX Development LLC's AEM-28 and its analogs development activities, investigating strategic options for AZX100, and maintaining the required level of corporate governance and reporting required to comply with Securities and Exchange Commission rules and regulations.

Operating Update

The JV has a development plan to pursue regulatory approval of AEM-28 as treatment for Severe Refractory Hypercholesterolemia and Homozygous Familial Hypercholesterolemia (granted Orphan Drug Designation by FDA in 2012). The initial development plan will extend through Phase 1a and 1b/2a clinical trials and is expected to be completed in the fourth quarter of 2014. The clinical trials will have a safety primary endpoint and an efficacy endpoint targeting reduction of LDL and non-HDL cholesterol.

The JV's regulatory filing for first-in-man studies was allowed in Australia.  The clinical trials for AEM-28 are randomized, double-blinded, placebo-controlled studies to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of single ascending doses (Phase 1a in healthy patients with elevated cholesterol) and multiple ascending doses (Phase 1b/2a in patients with Refractory Hypercholesterolemia). The Phase 1a clinical trial consists of 36 patients and the Phase 1b/2a is expected to consist of 15 patients. The JV received allowance from regulatory authorities in Australia permitting the JV to proceed with the planned clinical trials. The Phase 1a clinical trial commenced in Australia in April 2014 and the Phase 1b/2a clinical trial commenced in Australia in June 2014. The JV may, conditions permitting, conduct future clinical trials in Australia, the USA and other regulatory jurisdictions. The JV may also fund research or studies to investigate Apo E mimetic molecules, including AEM-28 and analogs, for treatment of acute coronary syndrome.

AEM-28

Apolipoprotein E is a 299 amino acid protein that plays an important role in lipoprotein metabolism. AEM-28 is a 28 amino acid mimetic of Apo E that contains a domain that anchors into a lipoprotein surface while also providing the Apo E receptor binding domain, which allows clearance through the heparan sulfate proteoglycan (HSPG) receptors (Syndecan-1) in the liver. AEM-28, as an Apo E mimetic, has the potential to restore the ability of these atherogenic lipoproteins to be cleared from the plasma, completing the reverse cholesterol transport pathway, and thereby reducing cardiovascular risk. This is an important mechanism of action for AEM-28. For patients that lack LDL receptors (Homozygous Familial Hypercholesterolemia, HoFH), or have Severe Refractory Hypercholesterolemia, AEM-28 may provide a therapeutic solution. The JV has an Exclusive License Agreement with the University of Alabama Birmingham Research Foundation for AEM-28 and certain of its analogs.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions. The Company is focused on development and commercialization of two product platforms: AZX100 and Apo E Mimetic Peptide Molecule AEM-28 and its analogs (through the LipimetiX Development, LLC, joint venture).

AZX100 is a novel synthetic 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis. AZX100 has been evaluated for commercially significant medical applications such as the prevention or reduction of hypertrophic and keloid scarring and treatment of pulmonary and peridural fibrosis. We are currently performing limited pre-clinical studies in fibrosis with AZX100. Capstone's corporate headquarters are in Tempe, Arizona. For more information, please visit the Company's website: www.capstonethx.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2013, and other documents we file with the U.S. Securities and Exchange Commission.

Editor's Note: This press release is also available under the Investors section of the Company's website at www.capstonethx.com.

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents, $826 reserved at June 30, 2014	$ 4,193	$ 6,258
Other current assets	345	233
Total current assets	4,538	6,491

Patent license rights, net	745	823
Furniture and equipment, net	--	3
Total assets	$ 5,283	$ 7,317

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$ 112	$ 88
Other accrued liabilities	318	12
Total current liabilities	430	100

Equity
Capstone Therapeutics Corp. Stockholders' Equity
Common Stock $.0005 par value; 100,000,000 shares authorized; 40,885,411 shares in 2014 and 2013 issued and outstanding	20	20
Additional paid-in capital	189,264	189,215
Accumulated deficit ($156,669 at June 30, 2014 and $154,256 at December 31, 2013, accumulated during development stage period)	(184,431)	(182,018)
Total Capstone Therapeutics Corp. stockholders' equity	4,853	7,217
Noncontrolling interest	--	--
Total equity	4,853	7,217

Total liabilities and equity	$ 5,283	$ 7,317

CAPSTONE THERAPEUTICS CORP.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

					As a Development
	Three months ended June 30,		Six months ended June 30,		Stage Company
					August 5, 2004 --
	2014	2013	2014	2013	June 30, 2014

OPERATING EXPENSES
General and administrative	$ 222	$ 277	$ 674	$ 711	$ 33,329
Research and development	1,172	749	1,802	1,661	107,360
Purchased in-process research and development	--	--	--	--	34,311
Other	--	--	--	--	(375)
Total operating expenses	1,394	1,026	2,476	2,372	174,625

Interest and other income, net	(3)	3	(63)	(154)	(14,074)
Loss from continuing operations before taxes	1,391	1,029	2,413	2,218	160,551
Income tax benefit	--	(21)	--	(21)	(1,376)
Loss from continuing operations	1,391	1,008	2,413	2,197	159,175
Discontinued operations - net gain on sale of the bone device business, net of taxes of $267	--	--	--	--	(2,202)
NET LOSS	1,391	1,008	2,413	2,197	156,973
Less: Net Loss attributable to the noncontrolling interest	--	--	--	(193)	(667)
Net Loss attributable to Capstone Therapeutics Corp. stockholders	$ 1,391	$ 1,008	$ 2,413	$ 2,004	$ 156,306
Per Share Information:
Net loss, basic and diluted, attributable to Capstone Therapeutic Corp. stockholders	$ 0.03	$ 0.02	$ 0.06	$ 0.05
Basic and diluted shares outstanding	40,885	40,885	40,885	40,885
CONTACT: Investor Relations
         (602) 286-5250
         investorinquiries@capstonethx.com